Exhibit 10.8
AMENDMENT TO SERVICES AGREEMENT
     THIS AMENDMENT TO SERVICES AGREEMENT (this “Amendment”) is entered into as of January 1, 2010 (the “Effective Date”) by and between CVR Partners, LP, a Delaware limited partnership (“MLP”), CVR GP, LLC, a Delaware limited liability company (“Managing GP”), CVR Special GP, LLC, a Delaware limited liability company (“Special GP”), and CVR Energy, Inc., a Delaware corporation (“CVR”, and collectively with MLP, Managing GP and Special GP, the “Parties” and each, a “Party”).
RECITALS
     The Parties entered into a Services Agreement effective as of October 25, 2007 (the "Agreement”), pursuant to which the CVR agreed to provide the Services to the Services Recipients. The Parties desire to amend the Agreement in the manner set forth in this Amendment.
     The parties agree as follows:
     1. Capitalized Terms. Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.
     2. Payment Amount. Section 3.01 of the Agreement is amended and restated to read as follows as of the Effective Date:
     “Section 3.01 Payment Amount. Managing GP shall pay or cause MLP or Fertilizer to pay, to CVR (or its Affiliates as CVR may direct) the amount of any direct or indirect expenses incurred by CVR or its Affiliates in connection with the provision of Services by CVR or its Affiliates (the “Payment Amount”), in accordance with the following:
     (a) Seconded Personnel. The Payment Amount will include all Personnel Costs of Seconded Personnel, to the extent attributable to the periods during which such Seconded Personnel are provided to the Services Recipients.
     (b) Shared Personnel and Administrative Personnel. The Payment Amount will include a prorata share of all Personnel Costs of Shared Personnel and Administrative Personnel (including government and public relations), as determined by CVR on a commercially reasonable basis, based on the percent of total working time that such respective personnel are engaged in performing any of the Services.
     (c) Administrative Costs. The Payment amount will include the following:

     (i) Travel. Travel expenses by Seconded Personnel, Shared Personnel and Administrative Personnel will be direct charged as applicable.
     (ii) Office Costs. A prorata share of all office costs (including, without limitation, all costs relating to office leases, equipment leases, supplies, property taxes and utilities) for all locations of Administrative Personnel, based on the Fertilizer Payroll Percentage, will be included in the Payment Amount.
     (iii) Insurance. Insurance premiums will be direct charged to the applicable insured, provided, however, all insurance premiums for adequate directors and officers (or equivalent) insurance for any Seconded Personnel or Shared Personnel, with liability coverage of no less than $15 million, will be included in the Payment Amount.
     (iv) Outside Services. Services provided by outside vendors (including audit services, legal services, government and public relation services, and other services) will first be direct charged where applicable, and a prorata share of charges for all services that are provided by outside vendors and not direct charged will be included in the Payment Amount based upon the following percentages of such charges: audit services — 25%; legal services — 20%; and all other services — Fertilizer Payroll Percentage.
     (v) Other SGA Costs. A prorata share of all other sales, general and administrative costs relating to the Services Recipients, based on the Fertilizer Payroll Percentage, will be included in the Payment Amount.
     (vi) Depreciation and Amortization. A prorata share of depreciation and amortization relating to all locations of Administrative Personnel, based on the Fertilizer Payroll Percentage, will be included in the Payment amount following recognition of such depreciation or amortization as an expense on the books and records of CVR or its Affiliates.
     (vii) Bank Charges and Interest Expense. Bank charges and interest expense will be direct charged as applicable.
     (viii) Other Costs. Other costs as reasonably incurred by CVR or its Affiliates in the provision of Services will be direct charged as applicable.”

     3. Ratify Agreement. Except as expressly amended hereby, the Agreement will remain unamended and in full force and effect in accordance with its terms. The amendments provided herein will be limited precisely as drafted and will not constitute an amendment of any other term, condition or provision of the Agreement. References in the Agreement to “Agreement”, “hereof”, “herein”, and words of similar import are deemed to be a reference to the Agreement as amended by this Amendment.
     4. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the parties, notwithstanding that all parties are not signatories to the same counterpart.
[signature page follows]

     The parties have executed this Amendment January 28, 2010, but effective as of the Effective Date.

CVR Partners, LP		CVR Special GP, LLC

By:	CVR GP, LLC,
its Managing General Partner

By: Name:	/s/ Kevan A. Vick Kevan A. Vick	By: Name:	/s/ Edward Morgan Edward Morgan
Title:	Executive Vice President and	Title:	Chief Financial Officer
Fertilizer General Manager

CVR GP, LLC,		CVR Energy, Inc.

By: Name:	/s/ Kevan A. Vick Kevan A. Vick	By: Name:	/s/ Edward Morgan Edward Morgan
Title:	Executive Vice President and	Title:	Chief Financial Officer
Fertilizer General Manager